Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114145 and 333-121937 on Form S-3 and Registration Statement Nos. 333-37648, 333-55260, 333-67784, 333-69504, 333-99473, and 333-120108  on Form S-8 of our reports dated March 3, 2006, relating to the consolidated financial statements and financial statement schedules of Universal Compression Holdings, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Universal Compression Holdings, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Houston, TX

March 3, 2006